Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-73876, 333-91086, 333-101565, 333-116631, 333-159443, and 333-188973 and Form S-3 Nos. 333-113476, 333-156384, and 333-178638) of Whole Foods Market, Inc. and in the related Prospectus of our reports dated November 13, 2015, with respect to the consolidated financial statements of Whole Foods Market, Inc., and the effectiveness of internal control over financial reporting of Whole Foods Market, Inc., included in this Annual Report (Form 10-K) for the year ended September 27, 2015.

/s/ Ernst & Young LLP
Austin, Texas
November 13, 2015